BOOKS-A-MILLION
                          Moderator: Richard Wallington
                                  May 16, 2005
                                   12:00 pm CT


     Operator: Welcome to the Books-A-Million Incorporated conference call. Today's call is being recorded. With us today is the President and Chief Executive Officer, Ms. (Sandy) Cochran, Chief Financial Officer, Mr. Richard Wallington, and the Executive Vice President of Merchandising, Mr. Terry Finley.

     At this time for opening remarks I would like to turn the call over to Mr. Richard Wallington. Please go ahead Sir.

     Richard Wallington: Thank you. Good afternoon everyone. We're pleased to review our results for the first quarter today and we'll go through the numbers and then (Sandy) will go through some comments as well.

     Before we start I just want to remind everybody that management's comments in this call which are not based on historical facts or forward-looking statements and it should be noted that any of the company's future results could differ materially from those anticipated and discussed in those statements. The factors that could cause and contribute to those differences include but are not limited to those items described in our filings with the SEC.

     Starting with sales. Net sales for this first quarter increased 4.7% to 113 million verses sales of 107.9 million in the 13-week period last year. Our comp store sales increased 3.6% for the quarter. We had strong comp sales in several categories including Fiction, Children, Cooking, Inspirational, Teen Interests and Humor just to mention a few.

     As of the end of the quarter we're operating 207 stores. During the quarter we opened four new superstores -- one in Oklahoma City; one in Toledo, Ohio; one in Waco, Texas and one in Charlotte, North Carolina.

     The gross margin for the quarter came in flat with last years at 28.0% of sales. And then in operating expense - our operating expenses increased to 22.7% for the quarter verses 21.4% last year. That change was - as mentioned in the press release is driven by a couple factors.

     First of all we opened four new stores during the first quarter this year verses no new stores last year. It was just one piece of the impact.

     The second part was we had increased store selling costs for a couple - two reasons. One, we had increased our store selling staffing to improve customer service in stores as well as - we had shifted some of our store inventories to the first quarter of the year from in prior years of inventories that were taken in the second and third quarter of the year.

     And so that was the factors impacting the operating expenses for the quarter. Then overall, depreciation decreased .7 million -- it was at 3.9 million verses 4.6 million last year. And our interest expense decreased about 130,000. We came in at 384,000 of interest for the quarter. And that was driven by lower debt balances verses the prior year.

     And overall with all that the net income for the quarter came in at 1.1 million or 6 cents per diluted share compared to net income of 1.2 million or 7 cents per diluted share in the first quarter last year.

     Also for the balance sheet just to give you a few highlights, inventory again, management was good. We came in at $221 million of inventory verses $218 million at the same point in last year first quarter, but that includes all the new stores we've opened in the last twelve months.

     And then property was down slightly at 53 million verses the net (PP&E) was 58 million at the end of last year and our debt continued to be managed well. We came in at just over $19 million of debt at the end of the first quarter verses $32 million last year.

     For capital expenses for the quarter, our first quarter we had - actually only had $1.7 million of cap-ex in the first quarter versus $2.8 million last year. The last year number was driven by a lot of remodels that were completed during the first quarter last year.

     And net overall of the guidance for the second quarter - guidance is 8 to 10 cents per share for the second quarter verses last years 6 cents per diluted share.

     And then excluding the gain for the insurance recoveries that will be reported later this year, the company has increased its earnings guidance to range at 69 to 71 cents per diluted share verses the previous guidance we had given in March of 67 to 69.

     And overall including the gain on the - from the insurance reimbursement, the projected net income for the year is 72 to 76 cents per share.

     At this point I'll turn it over to (Sandy) for some comments on the business.

     Sandra Cochran: Thank you, Rick. We were extremely pleased with our performance in the first quarter. It was mainly driven by continued strong comp sales, plus opened four new stores during the quarter.

     The sales growth in Fiction continues to be fueled by bestselling authors such as Nicholas Sparks, Sue Monk Kidd, James Patterson, Rebecca Wells and Mary Higgins Clark. Star Wars Revenge of the Sith released late in the quarter and has seen strong sales due to anticipation of the upcoming Star Wars movie.

     The continued overwhelming success of Joel Osteen's Your Best Life Now led sales in the Inspirational category for the quarter with continued help from Purpose-Driven Life.

     Strong sales in Children's with particularly in the intermediate series due to the continued strength of the series of unfortunate events and the new Magic Tree House title while Baby Books, Beginning Readers and Kid's Fiction delivering significant comp gains as well.

     In the Cooking category, momentum from last falls fabulous new title lineup and the marketing power of the food network drove strong comp gains. New and backlist titles from Paula Deen, Rachael Ray and Jan Karon led sales this quarter.

     The Adventure category continues to be fueled by the explosive growth in graphic novels. Our teen and recent in-store promotion drives sales in the Teen category. Girls in Pants and the other Pants novels from Ann Brashares are leading sales in the category with help from a new release in the Artemus Fowl series and James Patterson first offering just for teens Maximum Ride.

     Momentum from Q4's great lineup in Humor continues to drive this category forward. He's Just Not That Into You and Jon Stewart's America (The Book) remains hot sellers in the category. And the new title Bad Cat and Being Dead is No Excuse helps provide fresh bestseller sales.

     The second quarter is expected to be another great summer of books headlined by Harry Potter and the Half-Blood Prince. We've already begun to pre-sell the book and plan to open our stores late in the evening in order to offer the books to customers as soon as it goes on sale.

     Operations teams done an excellent job of executing the promotional and merchandising plans and we were very pleased with our continued improvement in inventory management and debt reduction.

     With that, let me take your questions.

     Operator: Thank you. Today's question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the Digit 1 on your touchtone telephone.

     If you're using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. We'll proceed in the order that you signal us and we'll take as many questions as time permits. Once again, please press star 1 to ask a question. We'll pause for just a moment to give everyone an opportunity to signal.

     And it appears we have no questions at this time. Mr. Wallington, I'd like to turn the call back over to you for any additional or closing remarks.

     Richard Wallington: Okay. I'd just like to thank everybody for joining us on the call today. Thank you.

     Operator: This does conclude today's call. You may now disconnect. We thank you for your participation.


                                       END